Exhibit 99.3 Reconciliation of Adjusted income from continuing operations

(Dollar amounts in millions, except per share amounts)	Quarter Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income (loss)	90.9	130.5	55.0
Add (deduct):
Loss from discontinued operations	4.0	0.2	—
(Gain) loss on sale or impairment of long-lived assets, net	(0.6)	8.6	0.6
Other operating credits and charges, net	(0.4)	3.5	3.4
Reported tax provision	29.7	21.2	15.5
Normalized tax provision at 25% for 2018 and 35% for 2017	(30.9)	(57.4)	(26.1)
Adjusted income (loss) from continuing operations	$92.7	$106.6	$48.4
Diluted shares outstanding	146.7	146.6	145.9
Adjusted income (loss) from continuing operations per diluted share	$0.63	$0.73	$0.33